Exhibit 99.1
For Immediate News Release
April 25, 2024

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2024 OPERATING RESULTS AND
SECOND QUARTER AND FULL YEAR 2024 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported Earnings per Share – diluted (“EPS”), Funds from Operations attributable to common stockholders - diluted (“FFO”) per share and Core FFO per share (as defined in this release) for the three months ended March 31, 2024 and 2023 as detailed below.

	Q1 2024	Q1 2023	% Change
EPS	$1.22	$1.05	16.2%
FFO per share (1)	$2.73	$2.54	7.5%
Core FFO per share (1)	$2.70	$2.57	5.1%

(1) For additional detail on reconciling items between net income attributable to common stockholders, FFO and Core FFO, see Definitions and Reconciliations, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2024 to its results for the prior year period:

Q1 2024 Results Compared to Q1 2023
	Per Share
	EPS	FFO	Core FFO
Q1 2023 per share reported results	$1.05	$2.54	$2.57
Same Store Residential NOI (1)	0.12	0.12	0.12
Development and Other Stabilized Residential NOI	0.07	0.07	0.07
Overhead and other	(0.02)	(0.02)	(0.02)
Capital markets and transaction activity	(0.02)	(0.04)	(0.04)
Non-core items (2)	0.06	0.06	—
Real estate gains, depreciation expense and other	(0.04)	—	—
Q1 2024 per share reported results	$1.22	$2.73	$2.70

(1) Consists of increases of $0.19 in revenue and $0.07 in operating expenses.
(2) For detail of non-core items, see Definitions and Reconciliations, table 2.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2024 to its January 2024 outlook:

Q1 2024 Results Compared to January 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$1.11	$2.59	$2.61
Same Store Residential NOI (2)	0.07	0.07	0.07
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.01)	(0.01)	(0.01)
Capital markets and transaction activity	0.02	0.02	0.02
Non-core items (3)	0.05	0.05	—
Real estate gains, depreciation expense and other	(0.03)	—	—
Q1 2024 per share reported results	$1.22	$2.73	$2.70
(1) The mid-point of the Company's January 2024 outlook.
(2) Consists of favorable revenue of $0.04 and favorable operating expenses of $0.03.
(3) For detail of non-core items for the three months ended March 31, 2024, see Definitions and Reconciliations, table 2.

Same Store Operating Results for the Three Months Ended March 31, 2024 Compared to the Prior Year Period

Same Store total revenue increased $28,005,000, or 4.3%, to $677,245,000. Same Store Residential revenue increased $26,845,000, or 4.2%, to $669,227,000. Same Store Residential operating expenses increased $10,174,000, or 5.2%, to $205,486,000 and Same Store Residential NOI increased $16,671,000, or 3.7%, to $463,741,000.

The following table presents percentage changes in Same Store Residential revenue, operating expenses and NOI for the three months ended March 31, 2024 compared to the three months ended March 31, 2023:
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Q1 2024 Compared to Q1 2023
	Same Store Residential
	Revenue (1)	Opex (2)		% of Q1 2024 NOI

			NOI
New England	4.8%	2.7%	5.8%	14.1%
Metro NY/NJ	4.0%	8.4%	2.0%	19.7%
Mid-Atlantic	3.5%	7.8%	1.8%	15.2%
Southeast FL	1.7%	5.4%	(0.1)%	3.3%
Denver, CO	2.9%	6.6%	1.5%	1.6%
Pacific NW	2.9%	4.1%	2.5%	6.5%
N. California	1.7%	4.3%	0.7%	16.2%
S. California	7.5%	3.1%	9.4%	22.3%
Other Expansion Regions	—%	6.3%	(3.1)%	1.1%
Total	4.2%	5.2%	3.7%	100.0%

(1) See full release for additional detail.
(2) See full release for discussion of variances.

Development Activity

Consolidated Development Communities

At March 31, 2024, the Company had 17 consolidated Development communities under construction that are expected to contain 6,064 apartment homes and 59,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,500,000,000.

Structured Investment Program ("SIP") Activity

As of March 31, 2024, the Company had seven commitments to fund either mezzanine loans or preferred equity investments for the development of multifamily projects in the Company's markets, up to $191,585,000 in the aggregate. At March 31, 2024, the Company's investment commitments had a weighted average rate of return of 11.5% and a weighted average initial maturity date of December 2026. As of March 31, 2024, the Company had funded $117,321,000 of these commitments.

Liquidity and Capital Markets

At March 31, 2024, the Company had $287,892,000 in unrestricted cash and cash equivalents.

As of March 31, 2024, the Company did not have any borrowings outstanding under its $2,250,000,000 unsecured revolving credit facility (the "Credit Facility") or its $500,000,000 unsecured commercial paper note program. As of the date of this release, the Company had $100,000,000 outstanding under its unsecured commercial paper note program. The commercial paper program is backstopped by the Company's commitment to maintain available borrowing capacity under its Credit Facility in an amount equal to actual borrowings under the program.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the first quarter of 2024 was 4.3 times and Unencumbered NOI (as defined in this release) for the three months ended March 31, 2024 was 95%.

Second Quarter and Full Year 2024 Financial Outlook

For its second quarter and full year 2024 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2024			Full Year 2024
	Low		High	Low		High
Projected EPS	$1.60	—	$1.70	$6.98	—	$7.38
Projected FFO per share	$2.59	—	$2.69	$10.63	—	$11.03
Projected Core FFO per share	$2.63	—	$2.73	$10.71	—	$11.11

(1) See Definitions and Reconciliations, table 8, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year 2024 Financial Outlook
				Full Year 2024
				vs. Full Year 2023
				Low		High
Same Store:
Residential revenue change				2.5%	—	3.7%
Residential Opex change				4.4%	—	6.4%
Residential NOI change				1.1%	—	3.1%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter 2024 to the mid-point of its second quarter 2024 financial outlook:

Q1 2024 Results Compared to Q2 2024 Outlook
	Per Share
	EPS	FFO	Core FFO
Q1 2024 per share reported results	$1.22	$2.73	$2.70
Same Store Residential revenue	0.03	0.03	0.03
Same Store Residential Opex	(0.05)	(0.05)	(0.05)
Development and Other Stabilized Residential NOI	0.02	0.02	0.02
Capital markets and transaction activity	(0.02)	(0.02)	(0.02)
Non-core items (1)	(0.07)	(0.07)	—
Gain on sale of real estate and depreciation expense	0.52	—	—
Projected per share - Q2 2024 outlook (2)	$1.65	$2.64	$2.68

(1) For detail of non-core items, see Definitions and Reconciliations, table 2 and table 8.
(2) Represents the mid-point of the Company's outlook.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

The following table compares the mid-point of the Company’s April 2024 full year outlook for EPS, FFO per share and Core FFO per share to its January 2024 full year outlook:

April 2024 Full Year Outlook Compared to January 2024 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - January 2024 outlook (1)	$6.52	$10.67	$10.78
Same Store Residential revenue	0.10	0.10	0.10
Same Store Residential Opex	0.01	0.01	0.01
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Capital markets and transaction activity	0.01	0.01	0.01
Non-core items (2)	0.03	0.03	—
Gain on sale of real estate and depreciation expense	0.50	—	—
Projected per share - April 2024 outlook (1)	$7.18	$10.83	$10.91

(1) Represents the mid-point of the Company's outlook.
(2) For detail of non-core items, see Definitions and Reconciliations, table 8.

Other Matters

The Company will hold a conference call on April 26, 2024 at 11:00 AM ET to review and answer questions about this release, its first quarter 2024 results, the Attachments (described below) and related matters. To participate on the call, dial 877-407-9716.

To hear a replay of the call, which will be available from April 26, 2024 at 4:00 PM ET to May 26, 2024, dial 844-512-2921 and use replay passcode: 13740497. A webcast of the conference call will also be available at https://investors.avalonbay.com, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at https://investors.avalonbay.com. To receive future press releases via e-mail, please submit a request through https://investors.avalonbay.com/other-information.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at https://investors.avalonbay.com subsequent to this release and before the market opens on April 26, 2024.

About AvalonBay Communities, Inc.

As of March 31, 2024, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 90,673 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion regions of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at https://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the Company’s use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “project,” “plan,” “may,” “shall,” “will,” “pursue,” “outlook” and other similar expressions in this release that predict or indicate future events and trends and that do not report historical matters. These statements include, among other things, statements regarding the Company’s intent, belief, forecasts, assumptions or expectations with respect to: the Company’s potential development, redevelopment, acquisition or disposition of communities; the timing and cost of completion of apartment communities under construction, reconstruction, development or redevelopment; the timing of lease-up, occupancy and stabilization of apartment communities; the pursuit of land on which the Company is considering future development; the anticipated operating performance of the Company’s communities; cost, yield, revenue, NOI and earnings estimates; the impact of landlord-tenant laws and rent regulations; the Company’s expansion into new regions; the Company’s declaration or payment of dividends; the Company’s joint venture activities; the Company’s policies regarding investments, indebtedness, acquisitions, dispositions, financings and other matters; the Company’s
Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

qualification as a REIT under the Code; the real estate markets in Metro New York/New Jersey, Northern and Southern California, Denver, Colorado, Southeast Florida, Dallas and Austin, Texas and Charlotte and Raleigh-Durham, North Carolina, and markets in selected states in the Mid-Atlantic, New England and Pacific Northwest regions of the United States and in general; the availability of debt and equity financing; interest rates; general economic conditions, including the potential impacts from current economic conditions, including rising interest rates and general price inflation; trends affecting the Company’s financial condition or results of operations; regulatory changes that may affect the Company; and the impact of legal proceedings.

The Company cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect the Company’s current expectations of the approximate outcomes of the matters discussed. The Company does not undertake a duty to update these forward-looking statements, and therefore they may not represent the Company’s estimates and assumptions after the date of this release. You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control. These risks, uncertainties and other factors may cause the Company’s actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by these forward-looking statements. You should carefully review the discussion under Part I, Item 1A. “Risk Factors” of the Company’s Form 10-K for the fiscal year ended December 31, 2023 and Part II, Item 1A. “Risk Factors” in subsequent quarterly reports on Form 10-Q for further discussion of risks associated with forward-looking statements.

Some of the factors that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: the Company may fail to secure development opportunities due to an inability to reach agreements with third parties to obtain land at attractive prices or to obtain desired zoning and other local approvals; the Company may abandon or defer development opportunities for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; construction costs of a community may exceed the Company’s original estimates; the Company may not complete construction and lease-up of communities under development or redevelopment on schedule, resulting in increased interest costs and construction costs and a decrease in the Company’s expected rental revenues; occupancy rates and market rents may be adversely affected by competition and local economic and market conditions which are beyond the Company’s control; financing may not be available on favorable terms or at all, and the Company’s cash flows from operations and access to cost-effective capital may be insufficient for the development of the Company’s pipeline, which could limit the Company’s pursuit of opportunities; the impact of new landlord-tenant laws and rent regulations may be greater than expected; an outbreak of disease or other public health event may affect the multifamily industry and general economy, including from measures taken by businesses and the government and the preferences of consumers and businesses for living and working arrangements both during and after such an event; the Company’s cash flows may be insufficient to meet required payments of principal and interest, and the Company may be unable to refinance existing indebtedness or the terms of such refinancing may not be as favorable as the terms of existing indebtedness; the Company may be unsuccessful in its management of joint ventures and the REIT vehicles that are used with certain joint ventures; laws and regulations implementing rent control or rent stabilization, or otherwise limiting the Company’s ability to increase rents, charge fees or evict tenants, may impact its revenue or increase costs; the Company’s expectations, estimates and assumptions as of the date of this filing regarding legal proceedings are subject to change; the Company’s assumptions and expectations in its financial outlook may prove to be too optimistic; the possibility that the Company may choose to pay dividends in its stock instead of cash, which may result in stockholders having to pay taxes with respect to such dividends in excess of the cash received, if any; and investments made under the SIP in either mezzanine debt or preferred equity of third-party multifamily development may not be repaid as expected or the development may not be completed on schedule, which could require the Company to engage in litigation, foreclosure actions, and/or first party project completion to recover its investment, which may not be recovered in full or at all in such event.

Copyright © 2024 AvalonBay Communities, Inc. All Rights Reserved

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 11, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 11 is included in the full earnings release available at the Company’s website at https://investors.avalonbay.com. This wire distribution includes only the following definitions and reconciliations.

Average Monthly Revenue per Occupied Home is calculated by the Company as Residential revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q1
2024
Net income	$173,557
Interest expense and loss on extinguishment of debt	59,439
Income tax benefit	(22)
Depreciation expense	212,269
EBITDA	$445,243

Casualty loss	2,935
Loss on sale of communities	70
Unconsolidated entity EBITDAre adjustments (1)	3,879
EBITDAre	$452,127

Unconsolidated entity gains, net	(8,385)
Structured Investment Program loan reserve	58
Advocacy contributions	75
Hedge accounting activity	39
Executive transition compensation costs	104
Severance related costs	211
Expensed transaction, development and other pursuit costs, net of recoveries	3,134
Other real estate activity	(141)
Legal settlements and costs	864
Core EBITDAre	$448,086

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements.

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are generally considered by management to be appropriate supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures, including those from a change in control. FFO can help one compare the operating and financial performance of a real estate company between periods or as compared to different companies because adjustments such as (i) gains or losses on sales of previously depreciated property or (ii) real estate depreciation may impact comparability between companies as the amount and timing of these or similar items can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help with the comparison of core operating performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

TABLE 2
	Q1	Q1
	2024	2023
Net income attributable to common stockholders	$173,449	$146,902
Depreciation - real estate assets, including joint venture adjustments	211,347	203,280
Distributions to noncontrolling interests	—	12
Loss on sale of previously depreciated real estate	70	13
Casualty loss on real estate	2,935	5,051
FFO attributable to common stockholders	387,801	355,258

Adjusting items:
Unconsolidated entity gains, net (1)	(8,385)	(3,056)
Structured Investment Program loan reserve (2)	58	(19)
Hedge accounting activity	39	228
Advocacy contributions	75	—
Executive transition compensation costs	104	347
Severance related costs	211	1,173
Expensed transaction, development and other pursuit costs, net of recoveries	3,134	2,451
Other real estate activity	(141)	(129)
For-sale condominium imputed carry cost (3)	20	255
Legal settlements and costs	864	(98)
Income tax (benefit) expense (4)	(22)	3,560
Core FFO attributable to common stockholders	$383,758	$359,970

Weighted average common shares outstanding - diluted	142,222,755	140,023,810

Earnings per common share - diluted	$1.22	$1.05
FFO per common share - diluted	$2.73	$2.54
Core FFO per common share - diluted	$2.70	$2.57

(1) Amounts consist primarily of net unrealized gains on technology investments.
(2) Changes are the expected credit losses associated with the Company's lending commitments primarily under its SIP. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(4) Amount for 2023 is primarily for the recognition of taxes associated with The Park Loggia dispositions.

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2024 is as follows (dollars in thousands):

TABLE 3

Core EBITDAre (1)	$448,086

Interest expense (2)	$59,439

Interest Coverage	7.5 times

(1) For additional detail, see Definitions and Reconciliations, table 1.
(2) Excludes the impact of non-core hedge accounting activity.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's Credit Facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and restricted cash, divided by annualized first quarter 2024 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 4

Total debt principal (1)	$8,043,242
Cash and cash equivalents and restricted cash	(385,234)
Net debt	$7,658,008

Core EBITDAre (2)	$448,086

Core EBITDAre, annualized	$1,792,344

Net Debt-to-Core EBITDAre	4.3 times

(1) Balance at March 31, 2024 excludes $42,194 of debt discount and deferred financing costs as reflected in unsecured notes, net, and $17,777 of debt discount and deferred financing costs as reflected in notes payable, net, on the Condensed Consolidated Balance Sheets.

(2) For additional detail, see Definitions and Reconciliations, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss on extinguishment of debt, net, general and administrative expense, income from unconsolidated investments, depreciation expense, income tax (benefit) expense, casualty loss, loss (gain) on sale of communities, other real estate activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to net income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

TABLE 5
	Q1	Q1	Q4
	2024	2023	2023
Net income	$173,557	$146,775	$242,066
Property management and other indirect operating expenses, net of corporate income	35,204	33,936	34,706
Expensed transaction, development and other pursuit costs, net of recoveries	4,245	2,992	10,267
Interest expense, net	54,766	56,821	49,471
General and administrative expense	20,331	20,400	17,992
Income from unconsolidated investments	(10,847)	(4,845)	(1,709)
Depreciation expense	212,269	204,743	210,694
Income tax (benefit) expense	(22)	3,560	2,438
Casualty loss	2,935	5,051	568
Loss (gain) on sale of communities	70	13	(77,994)
Other real estate activity	(141)	(129)	533
NOI from real estate assets sold or held for sale	(426)	(6,950)	(979)
NOI	491,941	462,367	488,053

Commercial NOI	(8,284)	(8,553)	(8,722)
Residential NOI	$483,657	$453,814	$479,331

Residential NOI
Same Store:
New England	$65,298	$61,735	$64,949
Metro NY/NJ	91,313	89,479	91,122
Mid-Atlantic	70,678	69,438	71,565
Southeast FL	15,491	15,512	14,441
Denver, CO	7,353	7,243	7,213
Pacific NW	29,927	29,202	29,764
N. California	75,084	74,589	75,798
S. California	103,347	94,452	101,888
Other Expansion Regions	5,250	5,420	5,259
Total Same Store	463,741	447,070	461,999
Other Stabilized	15,563	7,034	15,150
Development/Redevelopment	4,353	(290)	2,182
Residential NOI	$483,657	$453,814	$479,331

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 6
	Q1	Q1	Q4
	2024	2023	2023

Revenue from real estate assets sold or held for sale	$690	$9,709	$1,456
Operating expenses from real estate assets sold or held for sale	(264)	(2,759)	(477)
NOI from real estate assets sold or held for sale	$426	$6,950	$979

Commercial NOI is composed of the following components (in thousands):

TABLE 7
	Q1	Q1	Q4
	2024	2023	2023

Commercial Revenue	$10,112	$10,228	$10,573
Commercial Operating Expenses	(1,828)	(1,675)	(1,851)
Commercial NOI	$8,284	$8,553	$8,722

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2024, or which were acquired subsequent to January 1, 2023. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected net income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter and full year 2024 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 8
	Low Range	High Range
Projected EPS (diluted) - Q2 2024	$1.60	$1.70
Depreciation (real estate related)	1.48	1.48
Gain on sale of communities	(0.49)	(0.49)
Projected FFO per share (diluted) - Q2 2024	2.59	2.69
Expensed transaction, development and other pursuit costs, net of recoveries	0.01	0.01
Advocacy contributions	0.03	0.03
Projected Core FFO per share (diluted) - Q2 2024	$2.63	$2.73

Projected EPS (diluted) - Full Year 2024	$6.98	$7.38
Depreciation (real estate related)	5.97	5.97
Gain on sale of communities	(2.34)	(2.34)
Casualty loss on real estate	0.02	0.02
Projected FFO per share (diluted) - Full Year 2024	10.63	11.03
Unconsolidated entity gains, net	(0.05)	(0.05)
Structured Investment Program loan reserve	0.01	0.01
Expensed transaction, development and other pursuit costs, net of recoveries	0.05	0.05
Legal settlements and costs	0.02	0.02
Advocacy contributions	0.05	0.05
Projected Core FFO per share (diluted) - Full Year 2024	$10.71	$11.11

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve-month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential revenue in conformity with GAAP to Residential Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 9
	Q1	Q1	Q4
	2024	2023	2023
Residential revenue (GAAP basis)	$669,227	$642,382	$664,177
Residential concessions amortized	4,318	3,409	4,460
Residential concessions granted	(3,403)	(3,675)	(4,614)

Residential Revenue with Concessions on a Cash Basis	$670,142	$642,116	$664,023

		Q1 2024 vs. Q1 2023	Q1 2024 vs. Q4 2023

% change -- GAAP revenue		4.2%	0.8%

% change -- cash revenue		4.4%	0.9%

Same Store is composed of consolidated communities where a comparison of operating results from the prior year to the current year is meaningful as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2024 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2023, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations is defined as operations of a community that occur after the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees and a contingency estimate, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior period or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Uncollectible lease revenue and government rent relief

The following table provides uncollectible Residential lease revenue as a percentage of total Residential revenue in the aggregate and excluding amounts recognized from government rent relief programs in each respective period. Government rent relief reduces the amount of uncollectible Residential lease revenue. The Company expects the amount of rent relief recognized to continue to decline in 2024 absent funding from the Federal government.

TABLE 10
	Same Store Uncollectible Residential Lease Revenue
	Q1		Q1		Q4
	2024		2023		2023
	Total	Excluding Rent Relief	Total	Excluding Rent Relief	Total	Excluding Rent Relief
New England	0.2%	0.6%	0.9%	1.5%	0.9%	1.1%
Metro NY/NJ	2.1%	2.4%	2.4%	3.5%	2.9%	3.1%
Mid-Atlantic	2.3%	2.6%	2.6%	2.7%	2.5%	2.7%
Southeast FL	2.4%	2.4%	2.5%	3.4%	2.5%	2.6%
Denver, CO	1.2%	1.4%	1.2%	1.5%	1.1%	1.1%
Pacific NW	0.9%	1.0%	0.9%	1.3%	1.1%	1.2%
N. California	1.1%	1.2%	1.7%	1.9%	1.2%	1.3%
S. California	2.1%	2.4%	4.8%	5.0%	2.2%	2.4%
Other Expansion Regions	1.2%	1.2%	0.9%	0.9%	1.3%	1.3%
Total Same Store	1.6%	1.9%	2.5%	3.0%	1.9%	2.1%

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of March 31, 2024 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2024 is as follows (dollars in thousands):

TABLE 11
Q1 2024
NOI
Residential NOI:
Same Store	$463,741
Other Stabilized	15,563
Development/Redevelopment	4,353
Total Residential NOI	483,657
Commercial NOI	8,284
NOI from real estate assets sold or held for sale	426
Total NOI generated by real estate assets	492,367
Less NOI on encumbered assets	(24,850)
NOI on unencumbered assets	$467,517

Unencumbered NOI	95%